Exhibit 10.10

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) dated as of September 2, 2014, is made by and between Lilis Energy, Inc., a Nevada corporation formerly known as Recovery Energy, Inc. (“Lilis”) and Hexagon, LLC, a Colorado limited liability company formerly known as Hexagon Investments, LLC (“Hexagon”). This Agreement is joined in by Labyrinth Enterprises LLC, The Reiman Foundation, Conway J. Schatz and Scott J. Reiman (together with Hexagon, the “Hexagon Parties”) and, solely for purposes of Section 7 hereof, Grandhaven Energy, LLC.

RECITALS

A. Lilis and Hexagon entered into (i) a Credit Agreement, dated as of January 29, 2010, providing for a secured term loan in the original principal amount of $4,500,000 (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 1”); (ii) a Credit Agreement, dated as of March 25, 2010, providing for a secured term loan in the original principal amount of $6,000,000 (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 2”); and (iii) a Credit Agreement, dated as of April 14, 2010, providing for a term loan in the original principal amount of $15,000,000 (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 3” and, together with Credit Agreement No. 1 and Credit Agreement No. 2, the “Credit Agreements”).

B. In connection with the Credit Agreements, Lilis executed, in favor of Hexagon, (i) a Promissory Note, dated as of January 29, 2010 (as amended, modified, supplemented, substituted or replaced, “Promissory Note No. 1”); (ii) a Promissory Note, dated as of March 25, 2010 (as amended, modified, supplemented, substituted or replaced, “Promissory Note No. 2”); and a Promissory Note, dated as of April 14, 2010 (as amended, modified, supplemented, substituted or replaced, “Promissory Note No. 3” and, together with Promissory Note No. 1 and Promissory Note No. 2, the “Promissory Notes”).

C. The obligations of Lilis under (i) Promissory Note No. 1 are secured by (a) that certain Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of January 29, 2010, by and between Lilis and Hexagon (as amended, the “Colorado Mortgage”), and (b) that certain Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of January 29, 2010, by and among Lilis, Hexagon and Jacob B. Mueller, Trustee (as amended, the “First Nebraska Mortgage”); (ii) Promissory Note No. 2 are secured by (a) that certain Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of March 25, 2010, by and among Lilis, Hexagon and Jacob B. Mueller, Trustee (the “Second Nebraska Mortgage”), and (b) that certain Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of March 25, 2010, by and between Lilis and Hexagon (the “First Wyoming Mortgage”); (iii) Promissory Note No. 3 are secured by that certain Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of April 14, 2010, by and between Lilis and Hexagon (the “Second Wyoming Mortgage”); and all of the Promissory Notes are additionally secured by (a) that certain Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of March 1, 2013, by and between Lilis and Hexagon (the “Third Wyoming Mortgage”), and (b) that certain First Amendment to Deed of Trust, Mortgage, Security Agreement, Assignment of Production and Proceeds, Financing Statement and Fixture Filing, dated as of March 1, 2013, by and between Lilis and Hexagon (the “Amendment to Nebraska Mortgage” and, together with the Colorado Mortgage, the First Nebraska Mortgage, the Second Nebraska Mortgage, the First Wyoming Mortgage, the Second Wyoming Mortgage and the Third Wyoming Mortgage, the “Mortgages”).

D. The parties have agreed to fully settle the Promissory Notes, all amounts due thereunder, and other matters as set forth herein.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Settlement. The parties hereby agree that in consideration of (a) the execution and delivery by the parties thereto of that certain Assignment, Bill of Sale and Conveyance, effective as of September 1, 2014 (the “Effective Date”), by and between Lilis and Grandhaven Energy, LLC (“Grandhaven”), substantially in the form attached hereto as Exhibit A (the “Assignment”), conveying to Grandhaven one hundred percent (100%) of Lilis’s right, title and interest in the collateral secured by the Mortgages (the “Collateral”) and the other documents to be delivered in connection with the Assignment as provided in Section 7 below (the “Transfer Documents”), (b) the issuance by Lilis to Hexagon of 2,000 shares of Lilis’s 6% Redeemable Preferred Stock (the “Preferred Stock”), on the terms set forth in that certain Certificate of Designation of Preferences, Rights and Limitations of 6% Redeemable Preferred Stock, adopted by the board of directors of Lilis and filed with the Secretary of State of the State of Nevada on or prior to the date hereof, substantially in the form attached hereto as Exhibit B, and (c) the execution and delivery of that certain General Release by Bristol Investment Fund, Ltd., effective as of August 29, 2014, and that certain General Release by T.R. Winston & Company, LLC, on behalf of the holders of Lilis’s outstanding 8% Senior Secured Convertible Debentures (the “Debentures”), effective as of August 28, 2014, substantially in the forms attached hereto as Exhibit C and Exhibit  D respectively (together, the “Third-Party Releases” and, together with the Assignment, the Transfer Documents, the Preferred Stock and the performance of Lilis’s obligations hereunder, the “Settlement Consideration”), all outstanding obligations under the Credit Agreements and the Promissory Notes shall be deemed discharged and paid in full, and the Credit Agreements, the Promissory Notes and the Mortgages shall be deemed terminated, released and discharged.

2. Release and Termination.

(a) By Lilis Energy, Inc. Without further action necessary by any party, upon execution of this Agreement by all parties, Lilis shall unconditionally and irrevocably release and forever discharge the Hexagon Parties, and all of their respective present and former officers, directors, principals, managers, members, employees, equity holders, agents and representatives, as well as their respective successors and assigns, from any and all claims (whether known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured, foreseeable or unforeseeable, previously existing, presently existing or hereafter discovered, at law, equity, or otherwise, whether arising by statute, common law, in contract, in tort, or otherwise, of any kind, character or nature whatsoever), causes of action, damages, costs, losses, liens, and expenses which Lilis may have against the Hexagon Parties as of the effective date hereof (collectively, the “Lilis Released Claims”). This release is specifically intended to operate and be applicable even if it is alleged, charged, or proven that all or some of the Released Claims were solely and completely caused by any acts or omissions, whether negligent, grossly negligent, intentional, or otherwise, of or by the Hexagon Parties. This release and Lilis’s performance of its continuing obligations hereunder are subject to the performance by the Hexagon Parties of all its obligations under this Agreement.

2

(b) By the Hexagon Parties. Without further action necessary by any party, upon Hexagon’s receipt of the Settlement Consideration, the Hexagon Parties shall unconditionally and irrevocably release and forever discharge Lilis and its present and former officers, directors, principals, managers, members, employees, equity holders, agents and representatives, as well as their respective successors and assigns (together, the “Lilis Parties”), from any and all claims (whether known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured, foreseeable or unforeseeable, previously existing, presently existing or hereafter discovered, at law, equity, or otherwise, whether arising by statute, common law, in contract, in tort, or otherwise, of any kind, character or nature whatsoever), causes of action, damages, costs, losses, liens, and expenses which the Hexagon Parties may have against the Lilis Parties, as of the effective date hereof, arising from or relating to any transactions or proposed transactions, including loans and extensions of credit, between the Hexagon Parties and Lilis (collectively, the “Hexagon Released Claims”). This release is not intended to apply to, and expressly does not apply to, any right to indemnification or advancement that Conway J. Schatz may have against Lilis arising from or relating to his service on the Board of Directors of Lilis. This release is specifically intended to operate and be applicable even if it is alleged, charged, or proven that all or some of the Released Claims were solely and completely caused by any acts or omissions, whether negligent, grossly negligent, intentional, or otherwise, of or by the Lilis Parties. This release and the Hexagon Parties’ agreement to accept the Settlement Consideration is subject to the performance by Lilis of all of its obligations under this Agreement.

(c) Except as required by law, each of the parties hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting, encouraging, or causing to be commenced, or assisting any third party in the commencement of, any action, proceeding, disclosure, arbitration, audit, hearing, investigation, or suit (whether civil, criminal, administrative, investigative, or informal) of any kind against the other party based on or related to the Lilis Released Claims or the Hexagon Released Claims.

3. Mortgage Termination. Without limiting the generality of Section 2 hereof, Hexagon hereby agrees that upon receipt of the Settlement Consideration, Hexagon shall automatically be deemed to authorize Lilis to file Uniform Commercial Code termination statements and any other release documents necessary to evidence the release of the Mortgages.

4. Specific Covenants of Hexagon. The Hexagon Parties hereby agree as follows:

(a) The Hexagon Parties will not, for a period commencing on the date hereof and ending on February 29, 2016 (the “Release Date”), offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of common stock, par value $0.0001 per share, of Lilis (“Common Stock”) or any securities convertible into, exercisable for, or exchangeable for Common Stock.

3

(b) Upon receipt of the Settlement Consideration, Hexagon shall return to Lilis the original Promissory Notes marked “paid in full.”

5. Representations and Warranties.

(a) Lilis hereby represents and warrants to Hexagon that (i) Lilis has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement including execution and delivery of the Assignment and the Transfer Documents, (ii) Lilis has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement including execution and delivery of the Assignment and the Transfer Documents, (iii) no consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required to be obtained by Lilis in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect; (iv) as of the date hereof Lilis is not a debtor or a co-debtor in a bankruptcy or insolvency proceeding, Lilis does not intend to file a petition for relief under the U.S. Bankruptcy Code or any other federal or state insolvency laws providing relief for debtors (“Insolvency Laws”), nor to the knowledge of Lilis, are any of Lilis’s creditors threatening to file an involuntary petition under any Insolvency Law with respect to Lilis as a debtor; and (v) the terms and conditions of this Agreement, including the Settlement Consideration, (A) are fair and reasonable; (B) are valid, binding and enforceable obligations of Lilis except as limited by Insolvency Laws; and (C) constitute reasonably equivalent value and fair consideration for the releases and other consideration granted by Hexagon.

(b) Hexagon hereby represents and warrants to Lilis that (i) Hexagon has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement, (ii) Hexagon has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, (iii) no consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required to be obtained by Hexagon in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iv) the terms and conditions of this Agreement are valid, binding and enforceable obligations of Hexagon except as limited by Insolvency Laws, and (v) neither Hexagon nor any of its affiliates have assigned, conveyed or otherwise transferred any of its interest under the Credit Agreements, the Promissory Notes, the Mortgages or any other documents related thereto to any third party.

4

6. Representations and Warranties of Lilis Related to Preferred Stock.

Lilis hereby represents and warrants to Hexagon as follows:

(a) Lilis is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. All corporate action on the part of Lilis, its directors and its stockholders necessary for the authorization, issuance and delivery of the Preferred Stock to Hexagon hereunder shall have been obtained and will be effective prior to the issuance thereof.

(b) All consents, approvals, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any third parties or governmental authority, required on the part of Lilis in connection with the issuance of the Preferred Stock to Hexagon hereunder shall have been obtained and will be effective prior to the issuance thereof.

(c) The authorized capital of Lilis consists, immediately prior to the issuance of the Preferred Stock hereunder, of the following:

(i) 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), of which 27,582,317 are issued and outstanding immediately prior to the issuance of the Preferred Stock.

(ii) 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Preferred Shares”), 20,000 of which have been designated as Series A Convertible Preferred Stock, of which 7,000 are issued and outstanding immediately prior to the issuance of the Preferred Stock; and 2,000 of which have been designated as Preferred Stock, none of which are issued and outstanding immediately prior to the issuance of the Preferred Stock to Hexagon under this Agreement. The rights, privileges and preferences of the Preferred Stock are as stated in the Articles of Incorporation of the Company and certificates of designations executed in connection therewith (collectively, the “Charter”) and as provided by the general corporation law of Nevada. When issued in compliance with the provisions of this Agreement and the Charter, the Preferred Stock will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon Hexagon; provided, however, that the Preferred Stock may be subject to restrictions on transfer under state and/or federal securities laws or as otherwise required by such laws at the time a transfer is proposed. Lilis has obtained valid waivers of any rights by other parties to purchase any of the Preferred Stock issued to Hexagon hereunder.

(d) There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Lilis’s knowledge, currently threatened in writing that questions the right of Lilis to issue the Preferred Stock to Hexagon hereunder.

7. Transfer of Collateral Provisions.

(a) Terms. Capitalized terms used in this Section 7 and not defined herein shall have the meaning given them in the Assignment.

(b) Lilis Obligations. Lilis shall be entitled to all credits and proceeds of production from and accruing to the Assets received by either Hexagon, Grandhaven or Lilis, attributable to periods prior to the Effective Time, and Lilis shall be responsible for all costs, expenses and disbursements that are attributable to ownership and operation of the Assets for periods prior to the Effective Time.

5

(c) Hexagon Obligations. Grandhaven shall be entitled to all credits and proceeds of production from and accruing to the Assets, received by either Grandhaven or Lilis, attributable to periods after the Effective Time, and Grandhaven shall be responsible for all costs, expenses and disbursements attributable to ownership and operation of the Assets for periods after the Effective Time.

(d) Indemnification as to Assets.

(i) Lilis Indemnity. Lilis shall fully protect, indemnify, and defend Grandhaven, and all of its present and former officers, directors, principals, managers, members, equity holders, agents and/or employees and hold them harmless from any and all claims, losses, damages, demands, suits, causes of action, and liabilities (including reasonable attorneys’ fees, costs of litigation and/or investigation and other costs associated therewith) (collectively referred to hereafter as “Claims”) of every kind, including, without limitation, those relating to injury or death of any person or persons whomsoever, compliance with express or implied terms of leases or other agreements pertaining to the Assets and/or damage to or loss of property (real or personal) or resource, of any kind, arising out of or connected, directly or indirectly, with the ownership or operation of the Assets (or any part thereof) accruing at or before the Effective Time.

(ii) Grandhaven Indemnity. Grandhaven shall fully protect, indemnify, and defend Lilis, and all of its present and former officers, directors, principals, managers, members, equity holders, agents and/or employees and hold them harmless from any and all Claims of every kind, including, without limitation, those relating to injury or death of any person or persons whomsoever, compliance with express or implied terms of leases or other agreements pertaining to the Assets and/or damage to or loss of property (real or personal) or resource, of any kind, arising out of or connected, directly or indirectly, with the ownership or operation of the Assets (or any part thereof) accruing after the Effective Time.

(e) Asset Claims or Litigation. Lilis represents and warrants to Grandhaven that there are no claims, legal actions, suits, arbitrations, governmental investigations, condemnation proceedings or, to the best of Lilis’s knowledge, other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or to the best of Lilis’s knowledge threatened, against or relating to the Assets or the transactions contemplated by this Agreement.

(f) Letters in Lieu. On or before Friday, September 5, 2014, Lilis shall prepare, execute and deliver to Grandhaven letters in lieu of transfer orders addressed to each purchaser of production from the Assets, in form acceptable to Grandhaven in its reasonable discretion, directing all purchasers of production to make payment to Grandhaven of proceeds attributable to production from the Assets after the Effective Time.

6

(g) Records. On or before Friday, September 5, 2014 Lilis shall make available for pick up by Grandhaven originals or copies of all of the Records, including without limitation a list of current vendors, LOS data, and all well files including logs, completion reports (including fracs), drilling reports, DST’s, mud logs and workover reports. By such date Lilis also shall provide to Grandhaven all accounting records (including expense/revenue decks with owner names and addresses and a complete list of landowners with addresses and Tax ID numbers) in appropriate electronic format sufficient to allow Grandhaven to assume expenditure, joint interest billing and royalty payment functions, as currently conducted by Lilis.

(h) Transfer of Operations. As to the wells included in the Assets located in Nebraska and Wyoming, Grandhaven’s designated operator will coordinate with Lilis to accomplish the designated operator’s takeover of operations as soon as reasonably possible after the execution of this Agreement. As to the two wells located in Colorado, Grandhaven will cause its designated operator to use reasonable efforts to make all filings with the COGCC as necessary to take over operations on such wells, and will coordinate with Lilis to accomplish the designated operator’s takeover of operations as soon as such filings are completed. With respect to each well, from the Effective Time until Grandhaven’s designated operator has taken over the operation of such well, as evidenced by written confirmation delivered to Lilis, (i) Lilis shall continue to operate such wells for the benefit of Grandhaven, (ii) Grandhaven will compensate Lilis at a rate of $800 per month per well, prorated for the period of time during which Lilis operates such well, and (iii) Lilis shall have the right to net the amounts due pursuant to (ii) above, as well as all costs, expenses and disbursements for which Grandhaven is responsible pursuant to Section 7(c) above, from the proceeds of production from such well. Notwithstanding the foregoing, in no event shall Lilis continue to operate any well for the benefit of Grandhaven for more than thirty (30) days after the Effective Time unless otherwise agreed in writing by Grandhaven and Lilis.

(i) Governmental Assignment Forms. On or before Friday, September 5, 2014, Lilis shall prepare, and Lilis and Hexagon shall execute and deliver assignments on appropriate forms of all Federal and State leases included in the Assets, in sufficient counterparts to facilitate filing with the applicable governmental authority.

(j) Survival. The provisions of this Section 7 shall survive the execution and delivery of the Assignment.

8. Further Assurances. Lilis and Hexagon each agree that, from time to time after the date hereof, upon the reasonable request of the other party, it shall cooperate with the other party in executing and delivering any and all such further instruments and documents and take such further action as may be necessary to carry out the intent of this Agreement and the terms hereof.

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

7

10. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

11. Submission to Jurisdiction. Each of the Hexagon Parties, on the one hand, and Lilis, on the other hand, submits to the jurisdiction of any state or federal court sitting in the City and County of Denver, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Hexagon Parties and Lilis waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.

12. Indemnification.

(a) If after receipt of the Collateral, Hexagon is for any reason compelled to surrender such Collateral to any person or entity, because transfer of such Collateral to Hexagon is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement will continue in full force and effect and Lilis will be liable to, and will indemnify, save and hold Hexagon, its officers, directors, attorneys, and employees harmless of and from the value of such Collateral surrendered. The provisions of this Section 12(a) will be and remain effective notwithstanding any contrary action which may have been taken by Hexagon in reliance on receipt of such Collateral, and any such contrary action so taken will be without prejudice to Hexagon’s rights under this Agreement and will be deemed to have been conditioned upon transfer of such Collateral becoming final, indefeasible and irrevocable.

(b) Lilis will indemnify, defend, save and hold harmless the Hexagon Parties, and their respective present and former officers, directors, principals, managers, equity holders, attorneys, and employees, of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys’ fees reasonably incurred), made by a third party against the other party or parties, or any such indemnified party, in connection with the Credit Agreements, the Promissory Notes, the Mortgages or this Agreement.

(c) In no event shall the Hexagon Parties or Lilis be liable to any other party or parties for any consequential, incidental, indirect, punitive, special or similar damages of any nature whatsoever, even if such party has been advised of the possibility of such damages occurring.

8

(d) The provisions of this Section 12 will survive the termination of this Agreement.

13. Waiver of Jury Trial. The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived. Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall be in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Settlement Agreement or the relationship between the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury.

14. Miscellaneous. This Agreement, including the exhibits hereto: (a) contain the entire agreement among the parties, (b) may not be amended nor may any rights hereunder or thereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver, (c) will be binding upon and will inure to the benefit of the parties and their respective personal representatives, successors and assigns, (d) may be executed in any number of counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which, when taken together, shall be deemed to constitute one agreement, and (e) signatures delivered by facsimile, pdf or other electronic means shall constitute original signatures.

15. Confidentiality. Hexagon and Lilis agree to keep the terms of this Agreement and the Releases executed in connection herewith confidential and shall not publicly disclose such terms without the prior consent of the other party, except as disclosure may be required by applicable securities laws. Lilis further agrees, to the extent possible in compliance with applicable securities laws, to not disclose the terms of the Releases in its required filings under securities laws.

[REMAINDER OF THE PAGE IS INTENTIONALLY BLANK.]

9

IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be duly executed and effective as of the date first set forth above.

LILIS ENERGY, INC., a Nevada corporation

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

THE HEXAGON PARTIES

Hexagon, LLC, a Colorado limited liability company
By: Hexagon, Inc., its Manager

By:	/s/ Scott Reiman
Name:	Scott Reiman
Title:	President

Labyrinth Enterprises LLC, a Colorado limited liability company

By:	/s/ Scott Reiman
Name:	Scott Reiman
Title:	President

The Reiman Foundation

By:	/s/ Scott Reiman
Name:	Scott Reiman
Title:	President

/s/ Scott Reiman
Scott J. Reiman

For purposes of Section 7 only:	Grandhaven Energy, LLC, a Wisconsin limited liability company
By: Hexagon, Inc., its Manager

	By:	/s/ Scott Reiman
	Name:	Scott Reiman
	Title:	President

/s/ Conway Schatz
Conway Schatz

10

Exhibit A

Form of Assignment, Bill of Sale and Conveyance

11

Exhibit B

Form of Certificate of Designations

12

Exhibit C

Form of Bristol Release

13

Exhibit D

Form of T.R. Winston Release

14